Exhibit 5.1

A&L Goodbody	Dublin Belfast London New York San Francisco Palo Alto
International Financial Services Centre
25-28 North Wall Quay, Dublin 1
D01 H104
T: +353 1 649 2000
DX: 29 Dublin | www.algoodbody.com

Date	April 26, 2021

Our ref	BHY/BOF 01435880

ICON plc
South County Business Park
Leopardstown
Dublin 18
Ireland

ICON plc (the Company)

Dear Sirs

1	Context

1.1
We act as Irish counsel for the Company, registered number 145835, a public limited company limited by shares incorporated under the laws of Ireland, in connection with the preparation and filing of a Registration Statement on Form F-4, which includes the Joint Proxy Statement/Prospectus, to be filed with the United States Securities and Exchange Commission (the SEC) on or about the date of this opinion, under the Securities Act of 1933, as amended (such Registration Statement, as amended or supplemented, is hereinafter referred to as the Registration Statement).

1.2
In connection with the transactions contemplated by an Agreement and Plan of Merger, dated as of February 24, 2021, by and among the Company, ICON US Holdings, Inc., Indigo Merger Sub, Inc. and PRA Health Sciences, Inc. (the Merger Agreement), the Company expects to issue approximately 28,831,766 ordinary shares, par value €0.06 per share (this number being an estimate only as of the date of this letter). The number of shares actually issued, when issued in accordance with the Merger Agreement, are referred to in this opinion as the Merger Shares and the issuance of the Merger Shares is referred to as the Issuance.

2	Examination

In connection with this opinion, we have reviewed copies of such corporate records and other instruments of the Company as we have deemed necessary as a basis for the opinion as set out in paragraph 3 of this letter, including:

(i)	the Merger Agreement;

(ii)	the Registration Statement;

(iii)	resolutions of the board of directors of the Company approving, amongst other things, the Merger Agreement and the Issuance;

CE Gill • JG Grennan • PD White • VJ Power • LA Kennedy • SM Doggett • B McDermott • PV Maher • S O’Riordan • MP McKenna • KA Feeney • M Sherlock • E MacNeill • KP Allen EA Roberts • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • AC Burke • D Widger • C Christle • S O’Croinin • JW Yarr • DR Baxter • A McCarthy • JF Whelan • JB Somerville MF Barr • AM Curran • A Roberts • RM Moore • D Main • J Cahir • M Traynor • PM Murray • P Walker • K Furlong • PT Fahy • D Inverarity • M Coghlan • DR Francis • A Casey • B Hosty M O’Brien • L Mulleady • K Ryan • E Hurley • G Stanley • D Dagostino • R Grey • R Lyons • J Sheehy • C Carroll • SE Carson • P Diggin • J Williams • A O’Beirne • J Dallas SM Lynch • M McElhinney • C Owens • AD Ion • K O'Connor • JH Milne • T Casey • M Doyle • CJ Comerford • R Marron • D Berkery • K O'Shaughnessy • S O'Connor SE Murphy • D Nangle • L Butler • A Lawler • C Ó Conluain • N McMahon • HP Brandt • A Sheridan • LM Byrne • N Cole • M Devane • D Fitzgerald • G McDonald • N Meehan R O'Driscoll  •  B O'Malley

Consultants: SW Haughey  •  Professor JCW Wylie  •  AF Browne  •  MA Greene  •  AV Fanagan

(iv)
notice of an extraordinary general meeting of the Company (EGM) setting out the resolutions to be passed by the shareholders approving the Issuance (the EGM Resolutions), as contained in the Registration Statement;

(v)	a copy of the Constitution of the Company, in force as of the date hereof (the Constitution).

3	Opinion

Based upon and subject to the assumptions, qualifications and limitations set out below, we are of the opinion that:

(i)	the Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland; and

(ii)
the Merger Shares, when issued by the Company in accordance with the terms of the Registration Statement and the Merger Agreement, will have been duly authorised and will be validly issued, fully paid and non-assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such Merger Shares).

4	Assumptions

4.1
In rendering this opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion.

4.2	We have assumed that when the Issuance occurs:

4.2.1	the EGM Resolutions will have been duly passed at the EGM;

4.2.2	the Constitution has not been amended or varied;

4.2.3	the Registration Statement has become effective;

4.2.4
the Company is fully solvent at the time of and immediately following the Issuance (ii) no resolution or petition for the appointment of a liquidator or examiner has been presented prior to the Issuance (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with any creditors or members will be proposed, sanctioned or approved in relation to the Company.

4.3	We have further assumed:

4.3.1
the authenticity of all documents submitted to us, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies;

4.3.2	the authority of persons signing on behalf of a particular party and the due authorisation, execution and delivery of all documents by the parties thereto other than the Company; and

4.3.3
that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Merger Shares will be issued in accordance with such resolutions and authorities and the terms of the Merger Agreement.

5	Qualifications

5.1	This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

5.2
This opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date of this opinion as currently applied by the courts of Ireland. We have made no investigations of, and we express no opinion as to the laws of, any other jurisdiction or their effect on this opinion. This opinion speaks only as of its date. We assume no obligation to update this opinion at any time in the future or to advise you of any change in law or change in interpretation of law which may occur after the date of this opinion.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.

Yours faithfully

/s/ A&L Goodbody LLP

A&L Goodbody LLP